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					 EXHIBIT 11
			      PACIFIC GAS AND ELECTRIC COMPANY
			  COMPUTATION OF EARNINGS PER COMMON SHARE
					 (unaudited)
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						  Three months ended       Nine months ended
							September 30,           September 30,
						--------------------    --------------------
(in thousands, except per share amounts)            1994        1993        1994        1993
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
EARNINGS PER COMMON SHARE (EPS) AS SHOWN
  IN THE STATEMENT OF CONSOLIDATED INCOME

Net income                                      $425,633    $356,099    $903,950    $857,113
Less preferred dividends                          14,494      15,520      43,314      48,913
  Net income for calculating EPS for            --------    --------    --------    --------
    Statement of Consolidated Income            $411,139    $340,579    $860,636    $808,200
						========    ========    ========    ========
Average common shares outstanding                430,439     432,472     429,584     430,527
						========    ========    ========    ========
EPS as shown in the Statement of
    Consolidated Income                         $    .96    $    .79    $   2.00    $   1.88
						========    ========    ========    ========

PRIMARY EPS (1)

Net income                                      $425,633    $356,099    $903,950    $857,113
Less preferred dividends                          14,494      15,520      43,314      48,913
						--------    --------    --------    --------
  Net income for calculating primary EPS        $411,139    $340,579    $860,636    $808,200
						========    ========    ========    ========
Average common shares outstanding                430,439     432,472     429,584     430,527
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from
  such exercise (at average market price)            443       1,895         572       1,544
						--------    --------    --------    --------
Average common shares outstanding as
  adjusted                                       430,882     434,367     430,156     432,071
						========    ========    ========    ========
Primary EPS                                     $    .95    $    .78    $   2.00    $   1.87
						========    ========    ========    ========

FULLY DILUTED EPS (1)

Net income                                      $425,633    $356,099    $903,950    $857,113
Less preferred dividends                          14,494      15,520      43,314      48,913
						--------    --------    --------    --------
  Net income for calculating fully diluted EPS  $411,139    $340,579    $860,636    $808,200
						========    ========    ========    ========
Average common shares outstanding                430,439     432,472     429,584     430,527
Add exercise of options, reduced by the
  number of shares that could have been
  purchased with the proceeds from such
  exercise (at the greater of average or
  ending market price)                               443       1,985         572       1,985
						--------    --------    --------    --------
Average common shares outstanding as
  adjusted                                       430,882     434,457     430,156     432,512
						========    ========    ========    ========
Fully diluted EPS                               $    .95    $    .78    $   2.00    $   1.87
						========    ========    ========    ========

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<F/N>
(1)  This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K.
     This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.

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